Summary Translation	Exhibit 4.72

Maximum Pledge Contract

   Contract No.:2011JIYINZUIQUANZHIZIDI11140562.

Pledgor：Hebei Chuangjie Trading Co., Ltd

Pledgee：CITIC Shijiazhuang Branch

Signing Date：June 29, 2011

Definition of Pledge：

To ensure multiple loans Party B (Pledgee) has lent to Ganglian Finance Leasing Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB65, 000,000

Pledge Term：From June 29, 2011 to December 22, 2012

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No.2011JIYINZUIDIZIDI11140562-01). The appraised value of the Callateral is RMB 1,641,597,987.